EXHIBIT 4

ORIGIN AGRITECH LIMITED

2005 PERFORMANCE EQUITY PLAN

In connection with the merger of Chardan China Acquisition Corp. with and into the Company on November 8, 2005, the Company assumed the Chardan China Acquisition Corp. 2005 Performance Equity Plan, which has been renamed the Origin Agritech Limited 2005 Performance Equity Plan (the “Plan”). On August 16, 2007 (the “Restatement Date”), the Board adopted this amended and restated version of the Plan, which shall govern all grants made on or after the Restatement Date. For the terms and conditions of the Plan applicable to awards granted before the Restatement Date, refer to the version of the Plan in effect as of the date such award was granted.

Section 1.  Purpose; Definitions.

1.1  Purpose. The purpose of the Plan is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2  Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)  “Agreement” means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)  “Committee” means the Compensation Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

(e)  “Company” means Origin Agritech Limited, an international business company incorporated on 10th February 2005 under the International Business Act, 1984 (as amended) and re-registered on 10th July 2006 under the BVI  Business Companies Act, 2004 (as amended).

(f)  “Deferred Shares” means Ordinary Shares to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

(g)  “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

(h)  “Effective Date” means the date set forth in Section 12.1, below.

(i)  “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder or provided by the Committee in the circumstances, the last price (in regular trading) for an Ordinary Share as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) for the date in question or, if no sales of Ordinary Shares were reported by the NASD on the Global Market on that date, the last price (in regular trading) for an Ordinary Share as furnished by the NASD through the Global Market for the next preceding day on which sales of Ordinary Shares were reported by the NASD. The Committee may, however, provide with respect to one or more awards that the Fair Market Value shall equal the last price (in regular trading) for an Ordinary Share as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of an Ordinary Share as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Ordinary Shares are no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Ordinary Share shall be the value as reasonably determined by the Committee for purposes of the award in the circumstances. The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Committee may provide that Fair Market Value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

(j)  “Grant Date” means, with respect to an award, the effective date of the grant of the award, which shall be the date of Committee approval of the award, or such later date designated by the Committee at the time of such approval.

(k)  “Holder” means a person who has received an award under the Plan.

(l)  “Incentive Stock Option” means any Share Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(m)  “Nonqualified Share Option” means any Share Option that is not an Incentive Stock Option.

(n)  “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it shall be 65.

(o)  “Ordinary Shares” means the ordinary shares, no par value, of the Company.

(p)  “Other Share-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Ordinary Shares.

(q)  “Parent” means any present or future “parent corporation” of the
Company, as such term is defined in Section 424(e) of the Code.

(r)  “Plan” means the Origin Agritech Limited 2005 Performance Equity Plan, as hereinafter amended from time to time.

(s)  “Repurchase Value” shall mean the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of Ordinary Shares, and the positive difference (if any) between the Fair Market Value and the Exercise Price in the event the award is a Share Option or Share Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(t)  “Restricted Shares” means Ordinary Shares received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

(u)  “SAR Value” means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Share Option, multiplied by the number of shares for which the Share Appreciation Right is exercised.

(v)  “Share Appreciation Right” means the right to receive from the Company, on surrender of all or part of the related Share Option, without a cash payment to the Company, a number of Ordinary Shares equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(w)  “Share Option” or “Option” means any option to purchase Ordinary Shares which is granted pursuant to the Plan.

(x)  “Share Reload Option” means any option granted under Section 5.3 of the Plan.

(y)  “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

Section 2.  Administration.

2.1  Committee Membership. The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. The Committee members, to the extent possible and deemed to be appropriate by the Board, shall be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Code.

2.2  Powers of Committee. The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Share Options, (ii) Share Appreciation Rights, (iii) Restricted Shares, (iv) Deferred Shares, (v) Share Reload Options and/or (vi) Other Share-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a)  to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Share Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Reload Share Options and/or Other Share-Based Awards may from time to time be awarded hereunder.

(b)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c)  to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d)  to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e)  to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Ordinary Shares;

(f)  to determine the extent and circumstances under which Ordinary Shares and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

(g)  to substitute (i) new Share Options for previously granted Share Options, which previously granted Share Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms; and

(h)  to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 300,000 shares in the aggregate.

2.3  Interpretation of Plan. Subject to Section 11, below, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

Section 3.  Stock Subject to Plan.

3.1  Number of Shares. The total number of Ordinary Shares reserved and available for issuance under the Plan shall be 1,500,000 shares. Ordinary Shares under the Plan (“Shares”) may consist, in whole or in part, of authorized and unissued shares or treasury shares. Ordinary Shares that are subject to or underlie Share Options granted under the Plan that expire or for any reason are canceled or terminated without having been exercised (or Ordinary Shares subject to or underlying the unexercised portion of such Share Options in the case of Share Options that were partially exercised), as well as any Ordinary Shares that are subject to any Share Appreciation Right, Restricted Share award, Deferred Share award, Reload Share Option or Other Share-Based Award granted hereunder are forfeited to the Company prior to the vesting of such shares will again, except to the extent prohibited by law or applicable listing or regulatory requirements (and subject to any applicable limitations of the Code in the case of awards intended to be Incentive Stock Options), be available for subsequent award grants under the Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its affiliates to satisfy the tax withholding obligations related to any award, shall be available for subsequent awards under the Plan.

3.2  Adjustment Upon Changes in Capitalization, Etc. Subject to Section 10, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, share split (including a share split in the form of a share dividend) or reverse share split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Ordinary Shares; or any exchange of Ordinary Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares; then the Committee shall equitably and proportionately adjust (1) the number and type of Ordinary Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in the Plan), (2) the number, amount and type of Ordinary Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any Share Appreciation Right or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Committee shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 2.3, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 3.2, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Section 4.  Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be approved by the Committee to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that the Grant Date of the award shall not be before the date the person first performs such services.

Section 5.  Share Options.

5.1  Grant and Exercise. Share Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Share Options. Any Share Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The Committee shall have the authority to grant Incentive Stock Options or Non-Qualified Share Options, or both types of Share Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Share Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Share Option.

5.2  Terms and Conditions. Share Options granted under the Plan shall be subject to the following terms and conditions:

(a)  Option Term. The term of each Share Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Ordinary Shares possessing more than 10% of the total combined voting power of all classes of voting shares of the Company (“10% Stockholder”)).

(b)  Exercise Price. The exercise price per Ordinary Share purchasable under a Share Option shall be determined by the Committee at the time of grant, provided, however, that in no event may the exercise price per share be less than the Fair Market Value of an Ordinary Share on the Grant Date of the Option.

(c)  Exercisability. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Share Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

(d)  Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Share Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of Ordinary Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in Ordinary Shares or partly in cash and partly in such Ordinary Shares, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for Ordinary Shares with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Ordinary Shares shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of share certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. A Holder shall have none of the rights of a shareholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Share Option by irrevocably authorizing a third party to sell Ordinary Shares (or a sufficient portion of the shares) acquired upon exercise of the Share Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(e)  Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Share Option shall be transferable by the Holder other than to the Company or by will or by the laws of descent and distribution, and all Share Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Share Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require, and the transferee shall remain subject to all the terms and conditions applicable to the Share Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f)  Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Share Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Share Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Share Option, whichever period is shorter.

(g)  Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Share Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Share Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Share Option, whichever period is shorter.

(h)  Other Termination. Subject to the provisions of Section 13.3, below, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Share Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary without cause or due to Normal Retirement, then the portion of such Share Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option’s term.

(i)  Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(j)  Buyout and Settlement Provisions. The Committee may at any time, in its sole discretion, offer to repurchase a Share Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

5.3  Share Reload Option. If a Holder tenders Ordinary Shares to pay the exercise price of a Share Option (“Underlying Option”) and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Share Reload Option to purchase that number of Ordinary Shares equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Share Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Share Reload Option shall have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Share Reload Option may be exercised commencing one year after it is granted and shall expire on the date of expiration of the Underlying Option to which the Reload Option is related.

Section 6.  Share Appreciation Rights.

6.1  Grant and Exercise. The Committee may grant Share Appreciation Rights to participants who have been or are being granted Share Options under the Plan as a means of allowing such participants to exercise their Share Options without the need to pay the exercise price in cash. In the case of a Nonqualified Share Option, a Share Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Share Option. In the case of an Incentive Stock Option, a Share Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2  Terms and Conditions. Share Appreciation Rights shall be subject to the following terms and conditions:

(a)  Exercisability. Share Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b)  Termination. A Share Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Share Option.

(c)  Method of Exercise. Share Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Share Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of Ordinary Shares equal to the SAR Value divided by the Fair Market Value on the date the Share Appreciation Right is exercised.

(d)  Shares Affected Upon Plan. The granting of a Share Appreciation Right shall not affect the number of Ordinary Shares available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of Ordinary Shares acquirable upon exercise of the Share Option to which such Share Appreciation Right relates.

Section 7.  Restricted Shares.

7.1  Grant. Restricted Shares may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Shares will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2  Terms and Conditions. Each Restricted Share award shall be subject to the following terms and conditions:

(a)  Certificates. Restricted Shares, when issued, will be represented by a share certificate or certificates registered in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Shares (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with share powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b)  Rights of Holder. Restricted Shares shall constitute issued and outstanding Ordinary Shares for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Ordinary Shares with respect to such Restricted Shares, with the exceptions that (i) the Holder will not be entitled to delivery of the share certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the share certificate or certificates representing the Restricted Shares during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

(c)  Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each award of Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Shares shall become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, subject to Section 10, below. Any such Restricted Shares and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Shares and Retained Distributions that shall have been so forfeited.

Section 8.  Deferred Shares.

8.1  Grant. Deferred Shares may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Shares will be awarded, the number of Deferred Shares to be awarded to any person, the duration of the period (“Deferral Period”) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2  Terms and Conditions. Each Deferred Share award shall be subject to the following terms and conditions:

(a)  Certificates. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2(d) below, where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Share award.

(b)  Rights of Holder. A person entitled to receive Deferred Shares shall not have any rights of a shareholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Ordinary Shares. The Ordinary Shares issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Ordinary Shares to the Holder.

(c)  Vesting; Forfeiture. Upon the expiration of the Deferral Period with respect to each award of Deferred Shares and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Shares shall become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Shares that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Shares.

(d)  Additional Deferral Period. To the extent permitted by the Committee, a Holder may elect to defer the payment of an award of Deferred Shares (or an installment of any such award) for an additional specified period or until a specified event (“Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such election must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Share award (or such installment); provided, however, that in all events such election must be made in compliance with applicable law (including, without limitation, Section 409A of the Code if and to the extent applicable in the circumstances).

Section 9.  Other Share-Based Awards.

Other Share-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Ordinary Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, Ordinary Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into Ordinary Shares and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Share-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Share-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10.  Accelerated Vesting and Exercisability.

10.1  Non-Approved Transactions. If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (“Exchange Act”)), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Share Options and other awards granted and outstanding under the Plan shall be accelerated and all such Share Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Ordinary Shares subject to such Share Options and awards on the terms set forth in this Plan and the respective agreements respecting such Share Options and awards.

10.2  Approved Transactions. The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Share Options and other awards granted and outstanding under the Plan, and/or (ii) terminate any award granted under this Plan and, to the extent such terminated award has a Repurchase Value greater than zero, provide for a cash payment to the Holder of such award equal to the amount of such Repurchase Value.

Section 11.  Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 12.  Term of Plan.

12.1  Effective Date. The Plan shall be effective as of December 7, 2004 subject to the approval of the Plan by the Company’s shareholders within one year after the Effective Date. Notwithstanding the foregoing, if the Plan is not approved by the Company’s shareholders, it will continue to be effective provided that no Incentive Stock Options will be issued under the Plan Any awards granted under the Plan prior to such approval shall be effective when made (unless otherwise specified by the Committee at the time of grant), but shall be conditioned upon, and subject to, such approval of the Plan by the Company’s shareholders and no awards shall vest or otherwise become free of restrictions prior to such approval.

12.2  Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Share Options may be made only during the ten-year period following the Effective Date.

Section 13.  General Provisions.

13.1  Written Agreements. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee by agreement or resolution may waive conditions of or limitations on awards to participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a participant, and may make other changes to the terms and conditions of awards; provided, however, that no amendment of any outstanding Agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under the Plan prior to the effective date of such change.

13.2  Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

13.3  Employees.

(a)  Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information. If a Holder’s employment with the Company or a Subsidiary is terminated for any reason whatsoever, and within 12 months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) discloses to anyone outside the Company or uses any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b)  Termination for Cause. The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(c)  No Right of Employment. Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

13.4  Investment Representations; Company Policy. The Committee may require each person acquiring Ordinary Shares pursuant to a Share Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring Ordinary Shares pursuant to a Share Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5  Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Share Options and the awarding of Ordinary Shares and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.6  Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Share Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Ordinary Shares, including Ordinary Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7  Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California (without regard to choice of law provisions).

13.8  Other Benefit Plans. Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

13.9  Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.10  Applicable Laws. The obligations of the Company with respect to all Share Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the “Securities Act”), as amended, and (ii) the rules and regulations of any securities exchange on which the Ordinary Shares may be listed.

13.11  Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

Plan Amendments

Date Approved Shareholders, if necessary	Initials of by Sections Amended	Attorney Description of Amendments	Date Approved Effecting by Board Amendment